THE AUSTRIA FUND, INC.
Exhibit 77C
811-5736



The Annual Meeting of Shareholders of The Austria Fund, Inc. was held on December 15, 1999. A description of each proposal and number of shares voted at the meeting are as follows:

1. To Elect Directors:   Shares Voted For          Withheld Authority

   Dave H. Williams        6,407,660                   131,384
   Peter Mitterbauer       6,397,433                   141,611
   John D. Carifa          6,390,283                   148,761
   Thomas G. Lachs         6,377,110                   161,934
   Andras Simor            6,380,846                   158,198
   Reba W. Williams        6,397,578                   141,466


                                     Shares Voted    Shares Voted     Shares
                                         For           Against      Abstained

2.   To ratify the selection of
   PricewaterhouseCoopers LLP
   as the Fund's independent
   fiscal year ending August 31,
   2000                                 6,486,863       39,124       13,056